SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 27, 2012

First Financial Northwest, Inc.
(Exact name of registrant as specified in its charter)

Washington	001-33652	26-0610707
State or other jurisdiction of Incorporation	Commission File Number	(I.R.S. Employer Identification No.)

201 Wells Avenue South, Renton, Washington		98057
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number (including area code) (425) 255-4400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01 Entry Into a Material Definitive Agreement.

First Financial Northwest, Inc. (the “Company”), the parent company of First Savings Bank Northwest (“Bank”) today announced that on March 27, 2012 the Bank’s regulators the Federal Deposit Insurance Corporation (“FDIC”) and the Washington Department of Financial Institutions (“DFI”) terminated the Consent Order (“Order) that was put in place on September 22, 2010.  In place of the Consent Order, the Bank entered into a Memorandum of Understanding (“MOU”) with the FDIC and the DFI.

The Order was terminated as a result of the steps the Bank took in complying with the Order and reducing its level of classified assets, increasing earnings, augmenting management and improving the overall condition of the Bank. The Order was replaced with a memorandum of understanding (“MOU”) which is an informal regulatory action.

The MOU contains provisions concerning the management and directors of the Bank, interest rate risk, minimum capital levels, the allowance for loan and lease losses, lending and collection policies, policies concerning the Bank and its affiliates, restrictions on paying dividends and a requirement to furnish progress reports to the FDIC and DFI.

             The description of the MOU set forth in this Item 1.01 is qualified in its entirety by reference to the MOU which is attached hereto as Exhibit 10.1 and is incorporated by reference herein in its entirety.

The Company issued a press release with respect to the foregoing matters, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d)              Exhibits

The following exhibits are being furnished herewith and this list shall constitute the exhibit index:

10.1           MOU with the FDIC and DFI.
               99.1           Press Release of First Financial Northwest, Inc. dated April 2, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

FIRST FINANCIAL NORTHWEST, INC.

DATE: April 2, 2012	By:/s/Victor Karpiak
Victor Karpiak
President and Chief Executive Officer